EXHIBIT 23.2

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1A, Amendment 1, of Asia Document Transition, Inc., of our report dated September 9, 2008 on our audit of the financial statements of Asia Document Transition, Inc. as of June 30, 2008, and the related statements of operations, stockholders’ equity and cash flows for the years ended June 30, 2008 and June 30, 2007 and since inception April 13, 2006 through June 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
January 16, 2009

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501